CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, and our report dated February 26, 2004 related to the consolidated statements of income, of cash flows and of stockholders’ equity for the period from January 1, 2002 to May 31, 2002, which appear in the 2004 Annual Report to Shareholders of USA Mobility, Inc., which is incorporated by reference in USA Mobility, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated February 26, 2004 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
May 20, 2005